Exhibit 99


ChampionLyte Holdings, Inc. To Review Strategic Options Presented By Investment Banking Firm MIAMI, March 8, 2005 -- ChampionLyte Holdings, Inc. (OTC Bulletin
Board: CPLY) today announced that it is currently reviewing several strategic options presented by its investment banking firm. In late January the Company engaged Miami-based Knightsbridge Capital to explore various options in an effort to maximize shareholder value.

"Knightsbridge has presented us with several viable options that include some very attractive merger opportunities," said David Goldberg, president of ChampionLyte Holdings, Inc. "Each merger candidate represents a mature business that would have a positive impact on the valuation of the Company."


Goldberg said that the ChampionLyte Holdings board of directors is currently reviewing each option and he anticipates a final determination within the next few weeks.

ChampionLyte Holdings, Inc. recently announced it had obtained $20 million in committed equity capital in the form of a Standby Equity Distribution Agreement
(SEDA) with an institutional investor. Under the terms of the SEDA, the investor has committed to provide up to $20 million of funding to the Company over a 24-month period to be drawn down at the Company's discretion by the sale of its common stock to the investor.

The Company also announced that Eli Greenstein has resigned as a director. Additionally, the Company said it was moved from its Pompano Beach office and has taken temporary space until it determines the outcome of its strategic initiative.


About ChampionLyte Holdings, Inc.


ChampionLyte Holdings, Inc. is a fully reporting public company whose shares are quoted on the OTC Bulletin Board under the trading symbol CPLY. Its beverage division, ChampionLyte Beverages, Inc., a Florida corporation, manufactures, markets and sells ChampionLyte(R), a completely sugar-free entry in the multi-billion dollar isotonic sports drink market. Its The Old Fashioned Syrup Company subsidiary manufactures, distributes and markets three flavors of sugar-free syrups. The products are sold in more than 20,000 retail outlets, including some of the nation's largest supermarket chains. The Company recently established a low-carb subsidiary, Be-Lyte(R) Foods.


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

     Peter Nasca (pnasca@pnapr.com)
     (305) 937-1711